Exhibit 99.1

News Release
L.B. Foster Third Quarter 2023 Adjusted Results Reflect Ongoing Profitability Improvement and Strong Cash Flow; Reaffirming Midpoints of 2023 Guidance

•Third quarter net sales of $145.3 million up 11.8% year over year (10.0% adjusted for non-routine items1). Adjusted organic growth[1] was 12.6% partially offset by portfolio changes of 2.6%.
•Gross profit of $28.2 million up 22.2% year over year (up 12.1% adjusted for non-routine items1); gross margins of 19.4% up 160 basis points ("bps") year over year, (up 40 bps for the quarter and 250 bps for the year-to-date period adjusted for non-routine items1).
•Third quarter net income of $0.5 million was favorable $2.6 million year over year; third quarter adjusted EBITDA[1] of $10.6 million up 14.2% year over year.
•Strong cash flow generation reduced net debt[1] by $16.9 million during the quarter to $68.7 million at quarter end; Gross Leverage Ratio[1] improved to 2.0x at quarter end compared to 2.5x last quarter and 3.3x at last year's comparable quarter end.
•Third quarter book-to-bill ratio[1] of 0.69:1.00 reflects softer order levels after strong second quarter (TTM book-to-bill ratio was 1.03:1.00); backlog[1] remains healthy at $243.2 million, with the $29.6 million decline year over year due to $32.7 million from divestitures and product lines being exited.
•Updating full year financial guidance to narrow ranges and maintain midpoints for both sales and adjusted EBITDA.

PITTSBURGH, PA, November 7, 2023 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2023 third quarter operating results.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, “Our third quarter results adjusted for non-routine items reflect the continuing favorable impact of our strategic transformation. Net adjusted sales growth for the quarter remained robust at 10.0% year over year with strong organic growth realized across all three segments, led by our Precast Concrete business at 24.2%. Momentum from our business portfolio actions and profitability initiatives drove gross margins up 40 bps year over year to 21.2% adjusted for non-routine items in both periods. It's important to emphasize that year-to-date adjusted gross margins of 21.1% are up 250 bps versus the comparable period last year, highlighting the progress we've made in improving the profitability profile of our business portfolio. The growth in sales and improved margins resulted in a 14.2% year-over-year increase in adjusted EBITDA to $10.6 million for the quarter, representing 7.2% of adjusted sales. We’re pleased with the substantial progress we've made in 2023 and remain confident our strategy execution is on track to deliver our stated financial goals in 2025.”

Mr. Kasel continued, “There were two non-routine items impacting our third quarter results. We previously announced that the exit of the bridge grid deck product line would result in certain cash and non-cash exit costs in 2023 ranging between approximately $2.6 million and $2.9 million. We've updated our total project cost estimate to approximately $4.6 million, with $4.1 million impacting net income in the third quarter. The increase was due to an update in our estimate of expected value for certain commercial projects being completed as we wind down the product line. In addition, we recorded a $0.9 million provision in the third quarter for potentially uncollectible accounts associated with a customer who filed for administrative protection in the U.K. As previously reported, the U.K. market remains particularly challenging and we're working with our local team with focus on mitigation actions to reduce costs and limit investment which should help to maintain our flexibility until market conditions improve.”

1 See "Non-GAAP Financial Measures" and "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding portfolio changes and non-routine adjustments, adjusted EBITDA, Gross Leverage Ratio per the Company's credit agreement, net debt, new orders, backlog, book-to-bill ratio, and related reconciliations to their most comparable GAAP financial measure.

Mr. Kasel concluded, “A highlight of the quarter was our strong cash flow generation, which resulted in a $16.9 million reduction in net debt to $68.7 million at quarter end. In fact, cash flow from operations for the quarter totaling $18.6 million was the highest quarterly level achieved in four years. We used some of the cash generation in the quarter to continue our $15 million stock buyback program, with purchases program-to-date totaling $0.9 million, representing approximately 0.6% of the common shares outstanding. We also made solid progress on our leverage metrics, with gross leverage per our credit agreement improving to 2.0x at the end of the quarter, down from 2.5x at the end of the previous quarter and down from 3.3x at last year's comparable quarter end. Order rates were a bit softer in the third quarter after a strong second quarter, with the current quarter book to bill ratio at 0.69:1.00, but 1.03:1.00 on a TTM basis. Backlog remains at a healthy $243.2 million as we enter our seasonally slower period at the end of the year. We remain optimistic in the growth prospects for our key domestic end markets but are somewhat more cautious on the foreseeable outlook in the U.K. given current conditions. As a result, we're maintaining the mid-point of our sales and profitability guidance for 2023. We look forward to closing out a solid year of progress in 2023 and further growth in 2024 and beyond.”

2023 Financial Guidance
The Company is updating its 2023 financial guidance as follows:

	Updated		Previous
	Low	High	Low	High
Net sales	$530,000	$540,000	$520,000	$550,000
Adjusted EBITDA	29,000	31,000	28,000	32,000

Third Quarter Consolidated Highlights
The Company’s third quarter performance highlights are reflected below:

	Three Months Ended September 30,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022

	(Unaudited)
Net sales	$145,345	$130,015	$15,330	11.8%
Gross profit	28,224	23,097	5,127	22.2
Selling and administrative expenses	24,160	22,618	1,542	6.8
Operating profit (loss)	2,685	(1,120)	3,805	**
Net income (loss) attributable to L.B. Foster Company	515	(2,077)	2,592	124.8
Adjusted EBITDA	10,593	9,277	1,316	14.2
New orders[1]	100,263	137,283	(37,020)	(27.0)
Backlog	243,219	272,777	(29,558)	(10.8)
**Results of this calculation not considered meaningful.

•Net sales for the 2023 third quarter were $145.3 million, up $15.3 million, or 11.8%, over the third quarter of 2022. Net sales for the quarter included an adverse impact from the exit of the bridge grid deck product line related to long-term contract changes within the Steel Products and Measurement segment. This impact reduced sales by $2.0 million and gross profit by $3.1 million during the quarter. Net sales and gross profit in the 2022 third quarter included a $4.0 million non-routine adverse impact from the settlement of certain long-term commercial contracts related to the multi-year Crossrail project in the Company's Technology Services and Solutions business in the U.K. Removing the impact of these non-routine items, organic growth was 12.6%, partially offset by portfolio changes of 2.6%.

•Gross profit for the 2023 third quarter was $28.2 million, a $5.1 million increase year over year, or 22.2%, and gross profit margins expanded by 160 basis points to 19.4%. Gross profit in the third quarter of 2023 included the adverse impact from the exit of the bridge grid deck product line resulting in a reduction to gross profit of $3.1 million. Gross profit in the 2022 third quarter included a $4.0 million non-routine settlement of certain long-term commercial contracts related to the Company's business in the U.K. and a $0.9 million impact from a purchase accounting adjustment related to the VanHooseCo Precast, LLC ("VanHooseCo") business acquired inventory impacting gross margins. Adjusting for these non-routine items, gross profit increased from 20.8% to 21.2%, a 40 basis point margin increase. The improvement in gross profit was due to the business portfolio changes in line with the Company's strategic transformation, along with an uplift from sales volume, product mix, and pricing.

•Selling and administrative expenses for the 2023 third quarter were $24.2 million, a $1.5 million increase, or 6.8%, from the prior year quarter. The increase was primarily attributed to increased personnel costs, as well as a bad debt provision of $0.9 million due to a customer bankruptcy in the Rail, Technologies, and Services segment. Selling and administrative expenses as a percentage of net sales decreased to 16.6% in the current quarter, down from 17.4% last year.

•Operating profit for the 2023 third quarter was $2.7 million, favorable by $3.8 million over the prior year quarter. The improvement in operating profit was due to increased sales volume and gross profit expansion, partially offset by increased selling and administrative expenses.

•Net income attributable to the Company for the 2023 third quarter was $0.5 million, or $0.05 per diluted share, favorable by $2.6 million from the prior year quarter.

•Adjusted EBITDA for the 2023 third quarter, which adjusts for the impact of the exit of the bridge grid deck product line and bad debt expense due to customer bankruptcy, was $10.6 million, a $1.3 million increase, or 14.2%, versus the prior year quarter.

•New orders totaling $100.3 million for the 2023 third quarter decreased 27.0% from the prior year quarter. New orders decreased 15.3% organically and 11.7% from divestitures. Included in the organic order decline is a $4.5 million decline associated with the bridge grid deck product line, which the Company is exiting. Backlog totaling $243.2 million decreased by $29.6 million, or 10.8%, compared to the prior year quarter. Of this decrease, $32.7 million is from divestitures and product lines being exited.

•Cash provided by operating activities totaled $18.6 million in the third quarter, an increase of $24.1 million over the prior year quarter.

•Net debt of $68.7 million as of September 30, 2023 reflects a decrease of $16.9 million during the quarter and a decrease of $25.3 million from the prior year quarter. The Gross Leverage Ratio of 2.0x as of September 30, 2023 reflects a decline of 0.5x from the start of the quarter and 1.3x compared to the prior year quarter.

Third Quarter Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended September 30,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022
Net sales	$86,866	$77,350	$9,516	12.3%
Gross profit	$17,229	$13,376	$3,853	28.8%
Gross profit margin	19.8%	17.3%	2.5%	14.7%
Segment operating profit	$3,865	$539	$3,326	**
Segment operating profit margin	4.4%	0.7%	3.7%	**
New orders	$49,818	$56,529	$(6,711)	(11.9)%
Backlog	$93,632	$108,864	$(15,232)	(14.0)%
** Results of calculation not considered meaningful.

•Net sales for the 2023 third quarter were $86.9 million, a $9.5 million increase, or 12.3%, over the prior year quarter. Adjusting for the 2022 settlement of certain long-term commercial contracts related to the multi-year Crossrail project, adjusted net sales1 increased 6.8%. Adjusted organic net sales1 increased 9.3% offset by divestitures of 2.5%.

•Gross profit for the 2023 third quarter was $17.2 million, a $3.9 million increase, and gross profit margins expanded by 250 basis points to 19.8%. Gross profit, adjusted for the 2022 settlement of the Crossrail contracts1, decreased by $0.1 million and was driven by the impact of divestitures. The adjusted gross profit margin1 decreased by 150 basis points and was driven by continued softness in the U.K. Technology Services and Solutions business, which offset growth in Rail Products.

•Segment operating profit for the 2023 third quarter was $3.9 million, a $3.3 million increase over the prior year quarter, due to the Crossrail commercial contract settlement in 2022 which was partially offset by a bad debt provision of $0.9 million due to a customer bankruptcy in 2023.

•Orders decreased by $6.7 million, driven primarily by Rail Products, which was partially offset by order growth in Technology Services and Solutions. Backlog of $93.6 million decreased $15.2 million from the prior year quarter driven by a decline in Rail Products, which was partially offset by a 42.7% increase in Technology Services and Solutions.

Precast Concrete Products Segment

	Three Months Ended September 30,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022
Net sales	$38,642	$28,856	$9,786	33.9%
Gross profit	$9,266	$5,647	$3,619	64.1%
Gross profit margin	24.0%	19.6%	4.4%	22.5%
Segment operating profit	$3,389	$1,245	$2,144	172.2%
Segment operating profit margin	8.8%	4.3%	4.5%	104.3%
New orders	$27,368	$30,678	$(3,310)	(10.8)%
Backlog	$80,391	$86,612	$(6,221)	(7.2)%

•Net sales for the 2023 third quarter were $38.6 million, up $9.8 million, or 33.9%, over the third quarter of 2022. Net sales increased 24.2% organically and 9.7% from the acquisition of the VanHooseCo business.

•Gross profit for the 2023 third quarter was $9.3 million, a $3.6 million increase, and gross profit margins expanded 440 basis points to 24.0%. The increase in gross profit was driven by higher volumes in the legacy Precast business, the VanHooseCo acquisition, and due to a $0.9 million in non-routine expense for inventory fair value amortization associated with the VanHooseCo acquisition incurred in the prior year quarter. Adjusting for this non-routine item, gross profit margin1 increased 150 basis points.

•Segment operating profit for the 2023 third quarter was $3.4 million, favorable by $2.1 million over the prior year quarter on improved gross profit, partially offset by higher selling and administrative expenses.

•Third quarter new orders were $27.4 million, down $3.3 million from the prior year quarter, primarily due to a decline in legacy Precast orders. Backlog of $80.4 million reflects a $6.2 million decrease from the prior year quarter driven by legacy Precast, partially offset by a 19.1% increase from VanHooseCo.

Steel Products and Measurement Segment

	Three Months Ended September 30,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022
Net sales	$19,837	$23,809	$(3,972)	(16.7)%
Gross profit	$1,729	$4,074	$(2,345)	(57.6)%
Gross profit margin	8.7%	17.1%	(8.4)%	(49.1)%
Segment operating (loss) profit	$(1,521)	$303	$(1,824)	**
Segment operating (loss) profit margin	(7.7)%	1.3%	(9.0)%	**
New orders	$23,077	$50,076	$(26,999)	(53.9)%
Backlog	$69,196	$77,301	$(8,105)	(10.5)%
** Results of calculation not considered meaningful.

•Net sales for the 2023 third quarter were $19.8 million, a decrease of $4.0 million or 16.7% compared to the prior year quarter. The decline was driven by the divestiture of the Precision Measurement Products and Systems business ("Chemtec"), which reduced sales by $4.3 million or 18.0% and an adverse impact on sales related to the bridge grid deck product line being exited in the current quarter of $2.0 million, partially offset by organic growth1 of $2.3 million or 9.6%. Organic sales growth was driven by both Protective Coatings and Fabricated Steel Products.

•Steel Products and Measurement gross profit decreased by $2.3 million, a decline of 840 basis points. The decline was driven by an adverse impact on gross profit on certain long-term contracts associated with the bridge grid deck product line being exited of $3.1 million and the divestiture of Chemtec which reduced gross profit by $0.3 million, partially offset by organic growth1 of $1.1 million. Adjusting for the bridge grid deck charge, gross profit1 increased to 21.9% or 480 basis points, due to portfolio changes and margin gains in both Protective Coatings and Fabricated Steel Products.

•Segment operating loss for the 2023 third quarter was $1.5 million, unfavorable $1.8 million due to the impact of exit costs associated with the bridge grid decking product line on gross profit.

•New orders in Steel Products and Measurement decreased by $27.0 million, $16.0 million of which is due to the divestiture of the Chemtec business, and $4.5 million of which stems from the bridge grid deck product line the Company is exiting. Backlog decreased by $8.1 million from the prior year quarter, with a $25.7 million decline from divestitures and discontinued product lines offsetting gains in the remainder of the segment.

First Nine Months Consolidated Highlights
The Company's first nine months performance highlights are presented below.

	Nine Months Ended September 30,		Change	Percent Change
	2023	2022	2023 vs. 2022	2023 vs. 2022

	(Unaudited)
Net sales	$408,867	$360,324	$48,543	13.5%
Gross profit	83,767	62,837	20,930	33.3
Selling and administrative expenses	70,111	59,310	10,801	18.2
Operating profit (loss)	9,537	(927)	10,464	**
Net income (loss) attributable to L.B. Foster Company	1,894	(1,633)	3,527	216.0
Adjusted EBITDA	25,676	16,680	8,996	53.9
New orders	423,521	414,127	9,394	2.3
Backlog	243,219	272,777	(29,558)	(10.8)
** Results of calculation not considered meaningful.

•Net sales for the first nine months of 2023 were $408.9 million, up $48.5 million, or 13.5%, over the prior year period. Net sales in 2023 included an adverse impact from the exit of the bridge grid deck product line related to long term contract changes within the Steel Products and Measurement segment. This impact reduced both sales by $2.0 million and gross profit by $3.1 million. The net sales and gross profit in 2022 included a $4.0 million non-routine adverse impact in the prior year quarter from the settlement of certain long-term commercial contracts related to the multi-year Crossrail project in the Company's Technology Services and Solutions business in the U.K. Removing the impact of these non-routine items, organic growth was 12.6%, and 5.4% from acquisitions offset, in part, by divestitures of 5.2% for an adjusted sales growth of 12.8%.

•Gross profit for the first nine months of 2023 was $83.8 million, a $20.9 million increase year over year, or 33.3%, and gross profit margins expanded by 310 basis points to 20.5%. Gross profit in 2023 included an adverse impact from the exit of the bridge grid deck product line reducing gross profit by $3.1 million. Gross profit in 2022 included a $4.0 million non-routine settlement of certain long-term commercial contracts related to the Company's business in the U.K and a $0.9 million impact related to a purchase accounting adjustment related to the VanHooseCo acquired inventory impacting reported gross margins. Adjusting for these non-routine items, adjusted gross profit increased from 18.6% to 21.1%, a 250 basis point margin increase. The improvement in gross profit was due to the business portfolio changes in line with the Company's strategic transformation along with an uplift from sales volume, product mix, and pricing.

•Selling and administrative expenses for the first nine months of 2023 were $70.1 million, a $10.8 million increase, or 18.2%, from the prior year period. The increase was primarily attributed to increased personnel costs, higher selling and administrative expenses from the net impact of business portfolio actions, and a bad debt provision of $0.9 million due to a customer bankruptcy in the Rail, Technologies, and Services segment. Selling and administrative expenses as a percentage of net sales increased to 17.1% in the current year period, up from 16.5% last year.

•Operating profit for the first nine months of 2023 was $9.5 million, a $10.5 million increase over the prior year period. The improvement in operating profit was due to increased sales volume and gross profit expansion, partially offset by increased selling and administrative expenses.

•Net income attributable to the Company for the first nine months of 2023 was $1.9 million, or $0.17 per diluted share.

•Adjusted EBITDA for the first nine months of 2023, which adjusts for the loss on divestitures, acquisition-related contingent consideration adjustments, costs associated with the exit of the bridge grid deck business, and bad debt expense due to customer bankruptcy, was $25.7 million, a $9.0 million increase, or 53.9%, versus the prior year period.

•New orders totaling $423.5 million for the first nine months of 2023 increased 2.3% from the prior year period. Backlog totaling $243.2 million decreased by $29.6 million, or 10.8%, compared to the prior year.

•Cash provided by operating activities totaled $15.3 million in the nine months ended September 30, 2023, favorable $34.1 million compared to the use in the prior year period.

Third Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2023 operating results on Tuesday, November 7, 2023 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through November 14, 2023 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register.vevent.com/register/BIcfd36322f9f74c8592069d190ca75176 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs and impairment expense. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Second Amendment to its Fourth Amended and Restated Credit Agreement dated August 12, 2022, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, the continued volatility in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent dispositions of the Track Components, Chemtec, and Ties businesses, and acquisitions of the Skratch Enterprises Ltd., Intelligent Video Ltd., and VanHooseCo Precast LLC businesses and to realize anticipated benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of SOFR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; geopolitical conditions, including the conflict in Ukraine and Israel; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Stephanie Schmidt
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Sales of goods	$131,065	$117,302	$361,770	$318,307
Sales of services	14,280	12,713	47,097	42,017
Total net sales	145,345	130,015	408,867	360,324
Cost of goods sold	103,061	93,737	282,195	258,913
Cost of services sold	14,060	13,181	42,905	38,574
Total cost of sales	117,121	106,918	325,100	297,487
Gross profit	28,224	23,097	83,767	62,837
Selling and administrative expenses	24,160	22,618	70,111	59,310
Amortization expense	1,379	1,599	4,119	4,454
Operating profit (loss)	2,685	(1,120)	9,537	(927)
Interest expense - net	1,442	993	4,404	1,747
Other expense (income) - net	917	168	3,463	(1,096)
Income (loss) before income taxes	326	(2,281)	1,670	(1,578)
Income tax (benefit) expense	(121)	(176)	(99)	137
Net income (loss)	447	(2,105)	1,769	(1,715)
Net loss attributable to noncontrolling interest	(68)	(28)	(125)	(82)
Net income (loss) attributable to L.B. Foster Company	$515	$(2,077)	$1,894	$(1,633)
Basic earnings (loss) per common share	$0.05	$(0.20)	$0.18	$(0.16)
Diluted earnings (loss) per common share	$0.05	$(0.20)	$0.17	$(0.16)
Average number of common shares outstanding - Basic	10,813	10,731	10,804	10,710
Average number of common shares outstanding - Diluted	10,973	10,731	10,895	10,710

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,969	$2,882
Accounts receivable - net	64,638	82,455
Contract assets - net	30,503	33,613
Inventories - net	82,020	75,721
Other current assets	9,712	11,061
Total current assets	189,842	205,732
Property, plant, and equipment - net	75,867	85,344
Operating lease right-of-use assets - net	15,440	17,291
Other assets:
Goodwill	30,856	30,733
Other intangibles - net	20,006	23,831
Deferred tax assets	—	24
Other assets	2,580	2,355
TOTAL ASSETS	$334,591	$365,310
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,900	$48,782
Deferred revenue	16,003	19,452
Accrued payroll and employee benefits	12,358	10,558
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	97	127
Other accrued liabilities	14,679	16,192
Total current liabilities	96,037	103,111
Long-term debt	71,592	91,752
Deferred tax liabilities	1,131	3,109
Long-term portion of accrued settlement	4,000	8,000
Long-term operating lease liabilities	12,312	14,163
Other long-term liabilities	7,391	7,577
Stockholders' equity:
Common stock	111	111
Paid-in capital	41,832	41,303
Retained earnings	125,063	123,169
Treasury stock	(5,062)	(6,240)
Accumulated other comprehensive loss	(20,123)	(21,165)
Total L.B. Foster Company stockholders’ equity	141,821	137,178
Noncontrolling interest	307	420
Total stockholders’ equity	142,128	137,598
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$334,591	$365,310

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and adjustments to consolidated and segment results for portfolio actions and non-routine items, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three and nine months ended September 30, 2023, the Company made adjustments to exclude expenses from the exit of the bridge grid deck product line, bad debt provision for customer bankruptcy, the loss on divestitures, and VanHooseCo contingent consideration. In the three and nine months ended September 30, 2022, the Company made adjustments to exclude the loss (gain) on divestitures, acquisition and divestiture costs, Crossrail commercial settlement impact, contingent consideration and inventory adjustments to fair value amortization associated with the VanHooseCo acquisition. The Company believes the results adjusted to exclude these items are useful to investors as these items are non-routine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and believes it is useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

The Company excluded the impact of portfolio changes and certain non-routine costs during the three and nine months ended September 30, 2023 and three and nine months ended September 30, 2022 as adjusting for these items provides visibility to the performance of its base business that is useful to investors.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA, net debt, and adjustments to segment results to exclude portfolio actions and one-time adjustments made (in thousands, except for percentages and ratios):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(Unaudited)		(Unaudited)
Adjusted EBITDA Reconciliation
Net income (loss), as reported	$447	$(2,105)	$1,769	$(1,715)
Interest expense - net	1,442	993	4,404	1,747
Income tax (benefit) expense	(121)	(176)	(99)	137
Depreciation expense	2,460	2,269	7,449	6,083
Amortization expense	1,379	1,599	4,119	4,454
Total EBITDA	$5,607	$2,580	$17,642	$10,706
Loss (gain) on divestitures	—	447	3,074	(42)
Acquisition and divestiture costs	—	1,258	—	1,814
Commercial contract settlement	—	3,956	—	3,956
Insurance proceeds	—	—	—	(790)
VanHooseCo inventory adjustment to fair value amortization	—	851	—	851
VanHooseCo contingent consideration	—	185	(26)	185
Bridge grid deck exit impact	4,120	—	4,120	—
Bad debt provision	866	—	866	—
Adjusted EBITDA	$10,593	$9,277	$25,676	$16,680

	September 30, 2023	June 30, 2023	September 30, 2022
Net Debt Reconciliation
Total debt	$71,689	$89,505	$98,919
Less: cash and cash equivalents	(2,969)	(3,880)	(4,943)
Net debt	$68,720	$85,625	$93,976

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted Results for Non-routine Items
Net sales, as reported	$145,345	$130,015	$408,867	$360,324
Bridge grid deck exit impact	1,977	—	1,977	—
Crossrail settlement adjustment	—	3,956	—	3,956
Net sales, as adjusted	$147,322	$133,971	$410,844	$364,280

Gross profit, as reported	$28,224	$23,097	$83,767	$62,837
Bridge grid deck exit impact	3,051	—	3,051	—
Crossrail settlement adjustment	—	3,956	—	3,956
VanHooseCo inventory adjustment to fair value amortization	—	851	—	851
Gross profit, as adjusted	$31,275	$27,904	$86,818	$67,644
Gross profit margin, as reported	19.4%	17.8%	20.5%	17.4%
Gross profit margin, as adjusted	21.2%	20.8%	21.1%	18.6%

Change in Adjusted Organic Sales	Three Months Ended September 30,	Percent Change	Nine Months Ended September 30,	Percent Change
2023 net sales, as adjusted	$147,322		$410,844
2022 net sales, as adjusted	133,971		364,280
Change in adjusted sales	13,351	10.0%	46,564	12.8%
Net sales decrease (increase) from acquisitions and divestitures	3,503	2.6%	(747)	(0.2)%
Change in adjusted organic sales	$16,854	12.6%	$45,817	12.6%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted Segment Results for Non-routine Items
Rail, Technologies, and Services net sales, as reported	$86,866	$77,350	$242,866	$222,857
Crossrail settlement adjustment	—	3,956	—	3,956
Rail, Technologies, and Services net sales, as adjusted	$86,866	$81,306	$242,866	$226,813

Rail, Technologies, and Services gross profit, as reported	$17,229	$13,376	$51,360	$41,564
Crossrail settlement adjustment	—	3,956	—	3,956
Rail, Technologies, and Services gross profit, as adjusted	$17,229	$17,332	$51,360	$45,520
Rail, Technologies, and Services gross profit margin, as reported	19.8%	17.3%	21.1%	18.7%
Rail, Technologies, and Services gross profit margin, as adjusted	19.8%	21.3%	21.1%	20.1%

Change in Rail, Technology, and Services Adjusted Organic Sales	Three Months Ended September 30,	Percent Change	Nine Months Ended September 30,	Percent Change
2023 net sales, as reported	$86,866		$242,866
2022 net sales, as adjusted	81,306		226,813
Change in adjusted sales	5,560	6.8%	16,053	7.1%
Net sales decrease from acquisitions and divestitures	2,028	2.5%	9,132	4.0%
Change in adjusted organic sales	$7,588	9.3%	$25,185	11.1%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted Segment Gross Profit for Non-routine Items
Precast Concrete Products sales, as reported	$38,642	$28,856	$96,795	$67,477
Precast Concrete Products gross profit, as reported	$9,266	$5,647	$22,463	$11,439
VanHooseCo inventory adjustment to fair value amortization	—	851	—	851
Precast Concrete Products gross profit, as adjusted	$9,266	$6,498	$22,463	$12,290
Precast Concrete Products gross profit margin, as reported	24.0%	19.6%	23.2%	17.0%
Precast Concrete Products gross profit margin, as adjusted	24.0%	22.5%	23.2%	18.2%

Change in Precast Concrete Products Organic Sales	Three Months Ended September 30,	Percent Change	Nine Months Ended September 30,	Percent Change
2023 net sales, as reported	$38,642		$96,795
2022 net sales, as reported	28,856		67,477
Change in sales	9,786	33.9%	29,318	43.4%
Net sales increase from acquisition	(2,800)	(9.7)%	(18,330)	(27.2)%
Change in organic sales	$6,986	24.2%	$10,988	16.3%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted Segment Results for Non-routine Items
Steel Products and Measurement net sales, as reported	$19,837	$23,809	$69,206	$69,990
Bridge grid deck exit impact	1,977	—	1,977	—
Steel Products and Measurement net sales, as adjusted	$21,814	$23,809	$71,183	$69,990

Steel Products and Measurement gross profit, as reported	$1,729	$4,074	$9,944	$9,834
Bridge grid deck exit impact	3,051	—	3,051	—
Steel Products and Measurement gross profit, as adjusted	$4,780	$4,074	$12,995	$9,834
Steel Products and Measurement gross profit margin, as reported	8.7%	17.1%	14.4%	14.1%
Steel Products and Measurement gross profit margin, as adjusted	21.9%	17.1%	18.3%	14.1%

Change in Steel Products and Measurement Adjusted Organic Sales	Three Months Ended September 30,	Percent Change	Nine Months Ended September 30,	Percent Change
2023 net sales, as adjusted	$21,814		$71,183
2022 net sales, as reported	23,809		69,990
Change in adjusted sales	(1,995)	(8.4)%	1,193	1.7%
Net sales decrease from divestiture	4,275	18.0%	8,451	12.1%
Change in adjusted organic sales	$2,280	9.6%	$9,644	13.8%

Change in Steel Products and Measurement Adjusted Organic Gross Profit	Three Months Ended September 30,	Percent Change	Nine Months Ended September 30,	Percent Change
2023 gross profit, as adjusted	$4,780		$12,995
2022 gross profit, as reported	4,074		9,834
Change in adjusted gross profit	706	17.3%	3,161	32.1%
Net gross profit decrease from divestiture	348	8.5%	560	5.7%
Change in adjusted organic gross profit	$1,054	25.9%	$3,721	37.8%